AGREEMENT OF MERGER


         THIS AGREEMENT OF MERGER, made and entered into as of June 5, 1996, by and between PARADIGM TECHNOLOGY, INC., a Delaware corporation ("Paradigm"), and NEWLOGIC CORP., a Delaware corporation ("NewLogic"),

                              W I T N E S S E T H:

         WHEREAS,   Paradigm  and  NewLogic   (collectively   the   "Constituent
Corporations") have entered into a Securities Purchase Agreement (the "Purchase Agreement") dated as of April 22, 1996, as amended; and

         WHEREAS, the Board of Directors of the Constituent Corporations deem it advisable and in the best interests of the Constituent Corporations and in the best interests of the stockholders of the Constituent Corporations that NewLogic be merged with and into Paradigm (the "Merger") in accordance with Section 251 of the Delaware General Corporation Law:

         NOW, THEREFORE, the Constituent Corporations hereby agree as follows:

                                    ARTICLE I

         1.1 Paradigm. Paradigm was incorporated under the laws of the State of Delaware on April 4, 1995. Paradigm is authorized to issue 5,000,000 shares of Preferred Stock, $.01 par value per share ("Paradigm Preferred Stock"), and 25,000,000 shares of Common Stock, $.01 par value per share ("Paradigm Common Stock"). As of May 29, 1996, an aggregate of 6,820,641 shares of Paradigm Common Stock were issued and outstanding, and no shares of Paradigm Preferred Stock were issued or outstanding.

         1.2 NewLogic. NewLogic was incorporated under the laws of the State of Delaware on July 1, 1993. NewLogic is authorized to issue 10,765,000 shares of Common Stock, $0.01 par value ("NewLogic Common Stock"), and 4,235,000 shares of Preferred Stock, $0.01 par value ("NewLogic Preferred Stock"), of which 60,000 authorized shares are designated Series A Preferred Stock, 3,750,000 authorized shares are designated Series B-1 Preferred Stock and 425,000 authorized shares are designated Series B-2 Preferred Stock. As of May 29, 1996, an aggregate of 3,226,160 shares of NewLogic Common Stock were issued and outstanding, no shares of NewLogic Series A Preferred Stock were issued and outstanding, an aggregate of 1,825,000 shares of NewLogic Series B-1 Preferred Stock were issued and outstanding and no shares of NewLogic Series B-2 Preferred Stock were issued and outstanding.



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                             ARTICLE II - The Merger

         2.1 Effectiveness of Merger. The Merger shall become effective at such time ("Effective Time of the Merger") as this Agreement of Merger or a Certificate of Merger is duly filed in accordance with the laws of Delaware. At the Effective Time of the Merger, NewLogic shall be merged into Paradigm and the separate corporate existence of NewLogic shall thereupon cease. Paradigm shall be the surviving corporation in the Merger (the "Surviving Corporation") and the separate corporate existence of Paradigm with all its purposes, objects, rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger. Paradigm stockholder approval of the Merger is not required pursuant to Section 251(f) of the code because Paradigm shares representing less than 20% of outstanding Paradigm stock will be issued in the Merger. All requisite NewLogic stockholder approval of the Merger has been obtained.

         2.2 Effect of Merger. The Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of the Constituent Corporations, and all obligations belonging to or due to each of the Constituent Corporations, all of which shall be vested in the Surviving Corporation without further act or deed, and title to any real estate or any interest therein vested in the Constituent Corporations shall not revert or in any way be impaired by reason of the Merger.

         The Surviving Corporation shall be liable for all obligations of the Constituent Corporations, including liability, if any, to dissenting stockholders, and any claim existing, or action or proceeding pending, by or against the Constituent Corporations, may be prosecuted to judgment, with right of appeal, as if the Merger had not taken place. All the rights of creditors of the Constituent Corporations shall be preserved unimpaired, and all liens upon the property of the Constituent Corporations shall be preserved unimpaired, on only the property affected by such liens immediately prior to the Effective Time of the Merger.

         2.3 Further Assurances. If, at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any conveyance, assignment, transfer, deed or other instrument or act is necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of NewLogic acquired or to be acquired by the Surviving Corporation as a result of, or in connection with the Merger or to otherwise carry out this Merger Agreement, the officers and directors of the Surviving Corporation shall and will be authorized to execute, acknowledge and deliver, in the name and on behalf of

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the  Constituent  Corporations or otherwise, all such instruments and to do such acts.

                                   ARTICLE III
                    Certificate of Incorporation, By-Laws and
                     Directors of the Surviving Corporation

         3.1 Certificate of Incorporation. The Certificate of Incorporation of Paradigm in effect at the Effective Time of the Merger shall be the Certificate of Incorporation of the Surviving Corporation.

         3.2 By-laws. The By-laws of Paradigm in effect at the Effective Time of the Merger shall be the by-laws of the Surviving Corporation.

         3.3 Directors. The directors of Paradigm holding office at the Effective Time of the Merger shall be the directors of the Surviving Corporation (each of whom shall continue in office until the next annual meeting of stockholders of the Surviving Corporation and until his or her respective successor has been elected).

                                   ARTICLE IV
                         Manner and Basis of Converting
                     Shares of the Constituent Corporations

         4.1 Conversion of Shares. At the Effective Time of the Merger:

         (a) all shares of NewLogic Common Stock which are held in its treasury immediately prior to the Effective Time of the Merger shall be canceled;

         (b) each share of Paradigm Common Stock and Paradigm Preferred Stock which is outstanding immediately prior to the Effective Time of the Merger shall continue to be outstanding immediately after the Effective Time of the Merger;

         (c) each share of NewLogic Common Stock which is outstanding immediately prior to the Effective Time of the Merger, other than 253,667 shares of Common Stock which shall be converted pursuant to subsection (e) below, shall be converted at the Effective Time of the Merger into .07518797 (or 1/13.3) shares of Common Stock, of the Surviving Corporation;

         (d) Each share of NewLogic Series B-1 Preferred Stock which is outstanding immediately prior to the Effective Time of the Merger, other than the 825,000 shares of NewLogic Series B-1 Preferred Stock held by Nichimen Corporation which shall be converted pursuant to subsection (f) below, shall be converted at the Effective Time of the Merger into .09090909 (or 1/11) shares of Common Stock, of the Surviving Corporation; and


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         (e) Each  share of  NewLogic  Common  Stock  set forth  below  which is outstanding immediately prior to the Effective Time of the Merger shall be converted at the Effective Time of the Merger into the right to receive $0.650376:


              Number of Shares        Issued To
              ----------------       -------------
                  96,267             Hans Olsen

                 129,400             Nicholas Wade

                   2,000             James Demaris

                   2,000             Rebecca Williams

                  24,000             Peter MacCormack


         (f) Each share of NewLogic Series B-1 Preferred Stock held by Nichimen Corporation which is outstanding immediately prior to the Effective Time of the Merger, shall be converted at the Effective Time of the Merger into the right to receive $0.80.

         4.2 Share Certificates. As soon as practicable after the Effective Time of the Merger and after surrender to the Exchange Agent designated by the Surviving Corporation (the "Exchange Agent") of any certificate which prior to the Effective Time of the Merger shall have represented any shares of NewLogic Common Stock or NewLogic Preferred Stock, the Surviving Corporation shall cause to be distributed to the persons identified in the Purchase Agreement certificates registered in the name of such persons representing the number of full shares of Common Stock of the Surviving Corporation into which any shares previously represented by the surrendered certificate shall have been converted at the Effective Time of the Merger. As soon as practicable after the Effective Time of the Merger and after surrender to the Exchange Agent of any certificate which prior to the Effective Time of the Merger shall have represented the Shares described in Sections 4.1(e) and (f) above, the Surviving Corporation shall cause to be distributed to the holders thereof cash in the amount set forth in Section 4.1(e) and (f) above and in accordance with that certain Investors Purchase Agreement by and between Paradigm and such stockholders. Until surrender as contemplated by the preceding two sentences, each certificate which immediately prior to the Effective Time of the Merger shall have represented any shares of NewLogic Common Stock or NewLogic Preferred Stock shall be deemed from and after the Effective Time of the Merger to represent only the right to receive upon such surrender the certificates or cash contemplated by the preceding two sentences.

         4.3 Fractional Share Interests. No certificates or scrip representing fractional shares of Common Stock of the Surviving Corporation shall be issued upon the surrender for exchange of certificates for NewLogic Common Stock or NewLogic Preferred Stock pursuant to this Article IV and no dividend or stock split by the Surviving Corporation shall relate to any fractional

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share,  and such fractional  share interests shall not entitle the owner thereof to vote or to any rights of a stockholder. In lieu of any such fractional shares, each holder of a fractional interest shall be entitled to receive cash in an amount equal to his or her fractional share interest.

                                    ARTICLE V

                            Termination and Amendment

         5.1 Termination. Notwithstanding the approval of this Agreement of Merger by the stockholders of NewLogic and Paradigm, this Agreement of Merger shall terminate forthwith in the event that the Purchase Agreement shall be terminated as therein provided. In the event of the termination of this Agreement of Merger as provided above, this Agreement of Merger shall forthwith become void and there shall be no liability on the part of either NewLogic or Paradigm or their respective officers or directors, except as expressly provided for in the Purchase Agreement.

         5.2 Amendment. This Merger Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval hereof by the stockholders of either NewLogic or Paradigm, but, after any such approval, no amendment shall be made which changes the ratio at which NewLogic Common Stock or NewLogic Preferred Stock is to be converted as provided in Section 4.1 of this Merger Agreement or which in any way adversely affects the holders of NewLogic Common Stock or NewLogic Preferred Stock without the further approval of such stockholders. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. This Merger Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

         IN WITNESS WHEREOF, Paradigm and NewLogic have caused this Agreement of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                           PARADIGM TECHNOLOGY, INC.



                                           By___________________________________
                                                          President

ATTEST:



________________________________
           Secretary


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                                           NEWLOGIC CORP.



                                           By___________________________________
                                                         President

ATTEST:



_________________________________
          Secretary

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